LP Building Solutions Reports Third Quarter 2023 Results and Reaffirms Full Year Siding Guidance
NASHVILLE, Tenn. (November 1, 2023) - Louisiana-Pacific Corporation (LP) (NYSE: LPX), a leading manufacturer of high-performance building products, today reported its financial results for the three and nine months ended September 30, 2023.
Key Highlights for Third Quarter 2023, Compared to Third Quarter 2022
•Siding Net sales decreased by 13% to $345 million on lower volumes partially offset by higher prices
•Oriented Strand Board (OSB) Net sales decreased by 14% to $335 million, primarily due to lower volumes partially offset by higher prices
•Consolidated Net sales decreased by 15% to $728 million
•Income attributed to LP from continuing operations decreased by $11 million to $118 million
•Income attributed to LP from continuing operations per diluted share decreased $0.11 to $1.63 per share
•Adjusted EBITDA(1) was $190 million, a decrease of $10 million
•Adjusted Diluted EPS(1) was $1.62 per share, a decrease of $0.10 per share
•Cash provided by operating activities was $187 million
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information,” “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS" below.
Capital Allocation Update
•Paid $49 million in capital expenditures during the third quarter
•Paid $17 million in cash dividends during the third quarter
•Declared a quarterly cash dividend of $0.24 per share
•Fully repaid all outstanding amount under the Amended Credit Facility as of September 30, 2023
•Cash and cash equivalents of $160 million and borrowing availability under our revolving credit facility of $550 million as of September 30, 2023, resulting in total liquidity of approximately $710 million
•Availability of $200 million remaining under the share repurchase program authorized in May 2022

“As expected, Siding sales volume, price, and net sales all increased sequentially compared to the second quarter, and we believe Siding inventories have normalized,” said Brad Southern, Chair and Chief Executive Officer. “I want to thank all LP employees for their dedication and execution, and for the strong results they delivered in the third quarter.”
Outlook
Our guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”
•Siding full-year 2023 Net sales is expected to decrease year-over-year by approximately 10%
•OSB fourth quarter 2023 Net sales is expected to be sequentially lower than the third quarter 2023 by approximately 30%, assuming that OSB prices published by Random Lengths remain unchanged from those published on October 27, 2023 (this is an assumption for modeling purposes and not a price forecast)
•Under these assumptions, fourth quarter 2023 Adjusted EBITDA(2) is expected to be $60 million to $80 million
•Given our current outlook, capital expenditures for 2023 are expected to be in the range of $280 million to $295 million, including $100 million to $105 million for mill conversions, $130 million to $135 million for sustaining maintenance, and $50 million to $55 million for other strategic growth projects.
(2) This is a non-GAAP financial measure. With respect to Adjusted EBITDA for the fourth quarter of 2023, certain items that affect net income on a GAAP basis, such as business exit charges, product discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted GAAP measures cannot be reasonably predicted at this time, and LP is unable to quantify such amounts that would be required to be included in the comparable forecasted GAAP measures, without unreasonable effort. As such, LP is unable to provide a reasonable estimate of GAAP net income, or a corresponding reconciliation of Adjusted EBITDA to net income.

Third Quarter 2023 Highlights
Net sales for the third quarter of 2023 decreased year-over-year by $124 million (or 15%). This included a decrease in Siding segment revenue of $50 million, or 13%, due to 16% lower volumes partially offset by 3% higher prices. OSB segment revenue decreased by $53 million, or 14%, driven by 19% lower volumes and 6% higher average selling prices. The remaining decrease in Net sales was related to decreases in the South America segment and other revenue of $9 million and $13 million, respectively.
Income attributed to LP from continuing operations for the third quarter of 2023 decreased year-over-year by $11 million (or 9%) to $118 million, or $1.63 per diluted share. This primarily reflects a $10 million decrease in Adjusted EBITDA.
First Nine Months of 2023 Highlights
Net sales for the first nine months of 2023 decreased year-over-year by $1,226 million (or 39%), including a decrease in OSB revenue of $1,051 million or 58%, due to 47% lower prices and 22% lower volumes. Siding segment revenue decreased by $87 million or 8%, due to 14% lower volumes offset by 6% higher prices. The remaining decrease in Net sales was related to decreases in the South America segment and other revenue of $38 million and $51 million, respectively.
Income attributed to LP from continuing operations for the first nine months of 2023 decreased year-over-year by $779 million (or 87%) to $119 million, or $1.65 per diluted share. The decrease primarily reflects a $940 million decrease in Adjusted EBITDA, $35 million of business exit charges (of which $31 million were non-cash charges) related to an off-site framing operation (Entekra Holdings, LLC), and a $16 million settlement of OSB patent-related claims, partially offset by a $218 million lower income tax provision.
Segment Results
Siding
The Siding segment serves diverse end markets with a broad product offering of engineered wood siding, trim, and fascia, including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building SolutionsTM (collectively referred to as Siding Solutions).
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
Net sales	$345	$394	(13)%	$996	$1,083	(8)%
Adjusted EBITDA	71	90	(21)%	198	251	(21)%

	Three Months Ended September 30, 2023 versus 2022		Nine Months Ended September 30, 2023 versus 2022
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
Siding Solutions	3%	(16)%	6%	(14)%
The effects of list price increases drove year-over-year increases in the average net selling price for the three and nine months ended September 30, 2023. The volume decreases for the three and nine months ended September 30, 2023 were driven by record results in the comparable periods and challenging new and existing home selling markets in the current periods.
Adjusted EBITDA decreased year-over-year by $19 million in the third quarter of 2023, reflecting the net impact of lower volumes and $5 million of press rebuild costs, partially offset by higher average selling prices and $9 million in lower inflationary costs including freight, raw materials, and labor. Adjusted EBITDA decreased year-over-year by $53 million for the nine months ended September 30, 2023, which reflects the net impact of lower volumes, $8 million in discretionary investments to support future growth (including siding mill conversions and sales and marketing costs), and $5 million in press rebuild costs, partially offset by higher average selling prices and $13 million in lower inflationary costs (including freight, raw materials, and labor).
Oriented Strand Board (OSB)
The OSB segment manufactures and distributes OSB structural panel products including our value-added OSB portfolio known as LP® Structural Solutions (which includes LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP NovaCore® Thermal Insulated Sheathing, LP® FlameBlock® Fire-Rated Sheathing, and LP® TopNotch® 350 Durable Sub-Flooring). OSB is manufactured using wood strands arranged in layers and bonded with resins.

Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
Net sales	$335	$388	(14)%	$754	$1,805	(58)%
Adjusted EBITDA	120	113	6%	161	1,021	(84)%

	Three Months Ended September 30, 2023 versus 2022		Nine Months Ended September 30, 2023 versus 2022
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(5)%	(10)%	(46)%	(23)%
OSB - Commodity	18%	(26)%	(47)%	(21)%
The year-over-year Net sales decrease of $53 million for the three months ended September 30, 2023 reflects a $28 million increase in OSB prices, a $33 million decrease in sales volumes primarily from market curtailments, and $43 million less production volume due to the conversion of our Sagola, Michigan mill to siding production. The year-over-year Net sales decrease of $1,051 million for the nine months ended September 30, 2023 reflects an $813 million decrease in OSB prices, a $115 million decrease in sales volumes primarily from market curtailments, and a $98 million decrease related to production volumes from the conversion of the Sagola mill to siding production.
Adjusted EBITDA increased year-over-year by $7 million in the third quarter of 2023, reflecting the net impact of higher OSB commodity prices and lower mill-related costs, partially offset by lower sales volumes. Adjusted EBITDA decreased year-over-year by $860 million for the nine months ended September 30, 2023, which reflects the net impact of lower OSB commodity prices and sales volumes, partially offset by lower mill-related costs.
South America
LP's South America segment manufactures and distributes OSB structural panel and siding products in South America and certain export markets. This segment has manufacturing operations in two countries, Chile and Brazil, and operates sales offices in Argentina, Brazil, Chile, Colombia, Mexico, Paraguay, and Peru.
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
Net sales	$45	$53	(16)%	$153	$190	(20)%
Adjusted EBITDA	6	14	(54)%	31	65	(53)%

	Three Months Ended September 30, 2023 versus 2022		Nine Months Ended September 30, 2023 versus 2022
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(7)%	(9)%	(13)%	(12)%
Siding	18%	(32)%	5%	—%
South America Net sales decreased year-over-year by $8 million and $38 million for the three and nine months ended September 30, 2023, respectively, predominantly driven by lower OSB sales volumes and average selling prices.
The year-over-year decreases in Adjusted EBITDA of $7 million and $34 million for the three and nine months ended September 30, 2023, respectively, reflect the lower sales volumes and average selling prices (described above) and equipment relocation cost of $3 million.
Conference Call
LP will hold a conference call to discuss this release today at 11 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by going to investor.lpcorp.com and clicking “Events Calendar” at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, the recorded webcast and accompanying presentation will be available to the public online in the "Past Events" section of investor.lpcorp.com.

About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders, remodelers, and homeowners worldwide. LP's extensive offerings include innovative and dependable building products and accessories, such as Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building SolutionsTM), LP® Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, LP® FlameBlock® Fire-Rated Sheathing, LP NovaCore® Thermal Insulated Sheathing, and LP® TopNotch® 350 Durable Sub-Flooring), and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while our stockholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 23 plants across the U.S., Canada, Chile, and Brazil through foreign subsidiaries, and operates additional facilities through a joint venture. For more information, visit LPCorp.com.
Forward-Looking Statements
This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the beliefs and assumptions of, and on information available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. Forward-looking statements can be identified by words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “potential,” “continue,” “likely,” or “future” or the negative or other variations thereof and include other statements regarding matters that are not historical facts. Examples of forward-looking statements include, among others, statements LP makes regarding plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, capacity expansion, and other growth initiatives, and the adequacy of reserves for loss contingencies. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: changes in governmental fiscal and monetary policies, including tariffs and levels of employment; changes in general and global economic conditions, including impacts from global pandemics, rising inflation, supply chain disruptions, and ongoing military conflicts including the conflict between Russia and Ukraine and the conflict in Israel and the surrounding areas; changes in the cost and availability of capital; changes in the level of home construction and repair and remodel activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers; changes in the relationship between the supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation; impact of manufacturing our products internationally; difficulties in the launch or production ramp-up of newly introduced products; impacts from public health issues (including global pandemics) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes, and street demonstrations; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real, and Chilean peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenges to or exploitation of our intellectual property or other proprietary information by others in the industry; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; cybersecurity events affecting our information technology systems or those of our third-party providers and the related costs and impact of any disruption on our business; and acts of public authorities, war, political or civil unrest, natural disasters, fire, floods, earthquakes, inclement weather, and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.
Use of Non-GAAP Information
In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. generally accepted accounting principles (GAAP). In this press release, we disclose Income attributed to LP from continuing operations before interest expense, provision for income taxes, depreciation and amortization, and excluding stock-based compensation expense, loss on impairment attributed to LP, business exit charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, and other non-operating items, as Adjusted EBITDA from continuing operations (Adjusted EBITDA), which is a non-GAAP financial measure. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose Income attributed to LP from continuing operations, excluding loss on impairment attributed to LP, business exit charges, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, and pension settlement charges, and adjusting for a normalized tax rate as Adjusted Income (Adjusted Income). We also disclose Adjusted Diluted EPS, which is calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods. Reconciliations of Adjusted EBITDA, Adjusted Income and Adjusted Diluted EPS to their most directly comparable U.S. GAAP financial measure, Net income, are presented below.
Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS are not substitutes for the U.S. GAAP measures of Net income, Income attributed to LP from continuing operations, and Income attributed to LP from continuing operations per diluted share or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.
During the nine months ended September 30, 2023, we updated our definitions of Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS to exclude other business exit charges not classified as discontinued operations. Business exit charges consist of inventory and other asset impairment and exit charges related to the exit of other businesses not individually significant. We consider business exit charges to be outside the performance of our ongoing core business operations and believe that presenting Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS excluding business exit charges provides increased transparency as to the operating costs of our current business performance. We did not revise prior years’ Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS amounts because there were no significant costs similar in nature to these items.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$728	$852	$1,923	$3,149
Cost of sales	(514)	(620)	(1,489)	(1,778)
Gross profit	214	232	434	1,370
Selling, general, and administrative expenses	(58)	(67)	(191)	(196)
Impairment of long-lived assets, net	(1)	—	(25)	—
Other operating credits and charges, net	6	7	(20)	17
Income from operations	161	172	198	1,191
Interest expense	(4)	(3)	(9)	(9)
Investment income	4	5	10	8
Other non-operating items	—	(3)	(17)	(11)
Income before income taxes	160	172	183	1,178
Provision for income taxes	(44)	(44)	(66)	(284)
Equity in unconsolidated affiliate	1	1	3	4
Income from continuing operations	118	129	119	898
Income from discontinued operations, net of income taxes	—	97	—	$196
Net income	$118	$226	$119	$1,093
Net loss attributed to non-controlling interest	—	—	—	1
Net income attributed to LP	$118	$226	$119	$1,094

Net income attributed to LP per share of common stock:
Income per share continuing operations - basic	$1.63	$1.75	$1.65	$11.23
Income per share discontinued operations - basic	—	1.32	—	2.45
Net income attributed to LP per share - basic	$1.63	$3.07	$1.65	$13.67

Income per share continuing operations - diluted	$1.63	$1.74	$1.65	$11.16
Income per share discontinued operations - diluted	—	1.31	—	2.43
Net income attributed to LP per share - diluted	$1.63	$3.05	$1.65	$13.59

Average shares of common stock used to compute Net income per share:
Basic	72	74	72	80
Diluted	72	74	72	80

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$160	$369
Receivables	181	127
Inventories	379	337
Prepaid expenses and other current assets	25	20
Total current assets	745	854

Timber and timberlands	32	40
Property, plant, and equipment, net	1,512	1,326
Operating lease assets	34	44
Goodwill and other intangible assets	27	36
Investments in and advances to affiliates	6	6
Restricted cash	—	14
Other assets	19	24
Deferred tax asset	4	7
Total assets	$2,380	$2,350

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$264	$317
Income tax payable	2	19
Total current liabilities	266	336

Long-term debt	347	346
Deferred income taxes	152	113
Non-current operating lease liabilities	35	41
Other long-term liabilities	53	53
Contingency reserves, excluding current portion	25	26
Total liabilities	878	916

Redeemable noncontrolling interest	—	—

Stockholders’ equity:
Common stock	88	88
Additional paid-in capital	460	462
Retained earnings	1,438	1,371
Treasury stock	(387)	(388)
Accumulated comprehensive loss	(98)	(99)
Total stockholders’ equity	1,502	1,433
Total liabilities and stockholders’ equity	$2,380	$2,350

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$118	$226	$119	$1,093
Adjustments to net income:
Depreciation and amortization	30	34	87	99
Impairment of goodwill and long-lived assets	1	—	25	—
Gain on sale of assets, net	(6)	(118)	(6)	(157)
Pension loss due to settlement	—	4	6	4
Deferred taxes	34	1	44	27
Other adjustments, net	7	18	48	29
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	(30)	46	(52)	(20)
Inventories	22	(29)	(46)	(72)
Prepaid expenses and other current assets	(5)	—	(5)	(11)
Accounts payable and accrued liabilities	10	9	(36)	40
Income taxes payable, net of receivables	7	5	(26)	70
Net cash provided by operating activities	187	195	157	1,103
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(49)	(86)	(236)	(282)
Acquisition of facility assets	—	—	(80)	—
Proceeds from sales of assets	8	—	9	—
Proceeds from divestiture of business	—	206	—	265
Other investing activities, net	—	1	(4)	3
Net cash (used in) provided by investing activities	(41)	121	(312)	(14)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing of long-term debt	10	—	80	—
Repayment of long-term debt	(40)	—	(80)	—
Payment of cash dividends	(17)	(16)	(52)	(53)
Purchase of stock	—	(325)	—	(900)
Other financing activities	—	—	(10)	(15)
Net cash used in financing activities	(48)	(341)	(61)	(968)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(9)	(9)	(6)	(11)
Net (decrease) increase in cash, cash equivalents, and restricted cash	90	(34)	(223)	111
Cash, cash equivalents, and restricted cash at beginning of period	71	516	383	371
Cash, cash equivalents, and restricted cash at end of period	$160	$482	$160	$482

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
The following tables set forth: (1) housing starts, (2) our North American sales volumes, and (3) Overall Equipment Effectiveness (OEE). We consider these items to be key performance indicators because LP’s management uses these metrics to evaluate our business and trends, measure our performance, and make strategic decisions, and believes that the key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of LP. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.
We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volumes for past and future periods to an external indicator of product demand. Other companies may present housing start data differently and therefore, as presented by us, our housing start data may not be comparable to similarly-titled indicators reported by other companies.
The following table sets forth housing starts for the three and nine months ended September 30, 2023 and 2022:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Housing starts[1]:
Single-Family	258	242	708	812
Multi-Family	104	144	369	414
	362	386	1,077	1,225

[1]Actual U.S. housing starts data reported by U.S. Census Bureau as published through October 18, 2023.
We monitor sales volumes for our products in our Siding, OSB and South America segments, which we define as the number of units of our products sold within the applicable period. Evaluating sales volumes by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volumes differently and, therefore, as presented by us, sales volumes may not be comparable to similarly-titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the three and nine months ended September 30, 2023 and 2022:

	Three Months Ended September 30, 2023				Three Months Ended September 30, 2022
Sales Volume	Siding	OSB	South America	Total	Siding	OSB	South America	Total
Siding Solutions (MMSF)	398	—	6	405	471	—	9	480
OSB - Structural Solutions (MMSF)	—	412	115	528	—	460	127	587
OSB - commodity (MMSF)	—	401	—	401	—	544	—	544

	Nine Months Ended September 30, 2023				Nine Months Ended September 30, 2022
Sales Volume	Siding	OSB	South America	Total	Siding	OSB	South America	Total
Siding Solutions (MMSF)	1,158	—	25	1,183	1,340	—	25	1,365
OSB - value added (MMSF)	—	1,151	370	1,521	—	1,499	420	1,919
OSB - commodity (MMSF)	—	1,137	—	1,137	—	1,441	—	1,441

We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. It should be noted that other companies may present OEE differently and, therefore, as presented by us, OEE may not be comparable to similarly-titled measures reported by other companies. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to more readily monitor operational improvements.
OEE for the three and nine months ended September 30, 2023 and 2022 for each of our segments is listed below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Siding	77%	76%	77%	75%
OSB	74%	70%	75%	72%
South America	74%	64%	74%	72%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales
Siding	$345	$394	$996	$1,083
OSB	335	388	754	1,805
South America	45	53	153	190
Other	4	17	21	72
Intersegment sales	—	(1)	—	(2)
Total sales	$728	$852	$1,923	$3,149

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income	$118	$226	$119	$1,093
Add (deduct):
Net loss attributed to non-controlling interest	—	—	—	1
Income from discontinued operations, net of income taxes	—	(97)	—	(196)
Income attributed to LP from continuing operations	118	129	119	898
Provision for income taxes	44	44	66	284
Depreciation and amortization	30	32	87	96
Stock-based compensation expense	2	2	9	15
Loss on impairment attributed to LP	1	—	1	—
Other operating credits and charges, net	(7)	(7)	16	(17)
Business exit charges	1	—	35	—
Interest expense	4	3	9	9
Investment income	(4)	(5)	(10)	(8)
Other non-operating items	—	(1)	11	7
Pension settlement charges	—	4	6	4
Adjusted EBITDA	$190	$200	$349	$1,289

Siding	$71	$90	$198	$251
OSB	120	113	161	1,021
South America	6	14	31	65
Other	—	(7)	(15)	(19)
Corporate	(7)	(11)	(26)	(29)
Adjusted EBITDA	$190	$200	$349	$1,289

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income attributed to LP from continuing operations per share - diluted	$1.63	$1.74	$1.65	$11.16

Net income	$118	$226	$119	$1,093
Add (deduct):
Net loss attributed to non-controlling interest	—	—	—	1
Income from discontinued operations, net of income taxes	—	(97)	—	(196)
Income attributed to LP from continuing operations	118	129	119	898
Loss on impairment attributed to LP	1	—	1	—
Other operating credits and charges, net	(7)	(7)	16	(17)
Business exit charges	1	—	35	—
Pension settlement charges	—	4	6	4
Reported tax provision	44	44	66	284
Adjusted income before tax	157	170	242	1,171
Normalized tax provision at 25%	(39)	(42)	(61)	(293)
Adjusted Income	$117	$127	$182	$878
Diluted shares outstanding	72	74	72	80
Adjusted Diluted EPS	$1.62	$1.72	$2.51	$10.91